Exhibit 99.1
LIFEVANTAGE ANNOUNCES UNAUDITED SECOND QUARTER FISCAL 2010 FINANCIAL AND OPERATING RESULTS
Company Records Increase of Over 30% in Net Revenue Over First Fiscal Quarter 2010
Conference call scheduled for March 2, 2010 at 1:30pm (Pacific); simultaneous webcast at
www.lifevantage.com
San Diego, CA, February 16, 2010, LifeVantage Corporation (OTCBB: LFVN), the maker of science-based solutions to oxidative stress, announced today unaudited second quarter fiscal 2010 financial and operating results.
The Company recorded an increase of over 30% in net revenue over the first fiscal quarter of 2010, or approximately $2.5 million for the three month period ended December 31, 2009. For the three month period ended December 30, 2008, the Company recorded net revenue of approximately $578,000. The continued growth in revenue is due to the Company’s on-going expansion into the network marketing distribution model. The company also recorded approximately $2,044,000 of gross profit, maintaining its 83% gross margin from the first fiscal quarter 2010.
Total operating expenses for the three months ended December 31, 2009 were approximately $4.7 million as compared to operating expenses of approximately $4.6 million for the three months ended September 30, 2009. This slight increase is primarily attributable to the final settlement of the Zrii LLC litigation totaling $400,000, as well as anticipated increases in distributor compensation associated with increases in net revenue over the fiscal quarter, offset by approximately $530,000 of net reductions in sales and marketing, and general and administrative expenses.
The Company recorded a net loss for the three months ended December 31, 2009 of approximately $681,000, or $0.01 per share, which included other income of approximately $1,999,000, primarily as the result of the change in fair value of the derivative warrant liability during the three months ended December 31, 2009 of approximately $2,741,000.
Conference Call Information
The Company will hold a conference call on March 2, 2010 at 1:30pm Pacific time (4:30pm Eastern time) to discuss second fiscal quarter 2010 financial and operating results and provide an update on its business. David W. Brown, President & Chief Executive Officer, is scheduled to lead the call and will be joined by Carrie E. Carlander, Chief Financial Officer.
The conference call may be accessed by dialing 800-580-4832 for domestic callers and entering the pass code 5852482. The webcast will be available live via the Internet by accessing the Investors section of LifeVantage’s website at http://www.lifevantage.com/investor-profile.aspx. Replays of the webcast will be available on LifeVantage’s website for 30 days and a phone replay will be available through March 7th, 2010 by dialing 888-203-1112 and entering the pass code 5852482.
About LifeVantage Corporation
LifeVantage Corporation is a publicly traded (OTCBB: LFVN), science-based, nutraceutical company dedicated to helping people reach their health and wellness goals. Founded in 2003 and based in San Diego, CA, LifeVantage develops products, including Protandim®, that are intended to deliver significant health benefits to consumers. For more information, visit www.LifeVantage.com.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the potential failure or unintended negative consequences of the implementation of the Company’s network marketing sales channel; the Company’s ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the potential for third party and governmental actions involving the Company’s network marketing sales channel; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company’s business; future laws or regulations may hinder or prohibit the production or sale of the Company’s existing product and any future products; unfavorable publicity could materially hurt the Company’s business; and the Company’s ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors”, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
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Investor Relations Contact:
Ioana C. Hone
(858) 312-8000 Ext. 4